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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-15392

                           REGENT COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                    150 EAST RIVERCENTER BOULEVARD, SUITE 180
                            COVINGTON, KENTUCKY 41011
                                 (606) 292-0030
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      SERIES C CONVERTIBLE PREFERRED STOCK
            (Title of each class of securities covered by this Form)

                                  COMMON STOCK
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4 (a) (1) (i)    [ x ]      Rule 12h-3 (b) (1) (ii)   [   ]
   Rule 12g-4 (a) (1) (ii)   [   ]      Rule 12h-3 (b) (2) (i)    [   ]
   Rule 12g-4 (a) (2) (i)    [   ]      Rule 12h-3 (b) (2) (ii)   [   ]
   Rule 12g-4 (a) (2) (ii)   [   ]      Rule 15d-6                [   ]
   Rule 12h-3 (b) (1) (i)    [   ]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Regent Communications, Inc. has caused this Certification or Notice to be signed on its behalf by the undersigned duly authorized person.



Date:    February 10, 2000          By:   /s/ Anthony A. Vasconcellos
                                          ---------------------------
                                          Anthony A. Vasconcellos
                                          Vice President and Chief
                                          Financial Officer